EXHIBIT 99.5
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                   ADDENDUM TO HR PROPERTIES OPTION AGREEMENT
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1.   Option to exploit:

     In exchange for the considerations paid by Company to HR hereunder, HR hereby grants to Company, as of the effective date of this agreement, an Option to exploit the HR-developed television property entitled The Icely Bros. HR represents and warrants that it owns and/or controls said property.

2.   option TERM:

     This Agreement shall be deemed to have commenced as of the May 1, 2001 and shall continue for an initial term of one (1) year. The term of this option shall be tied with that of the Interim Management Services Agreement between both parties.

3.   Option Fees, PAYMENT SCHEDULE and ITS USE:

     Option Fee: Company shall receive an option of said properties in exchange for cash consideration in the amount of Thirty Thousand Dollars ($30,000.00) that shall be paid in three installments as follows:

         $15,000.00   May 7, 2001
         $10,000.00   May 21, 2001
         $ 5,000.00   June 10, 2001
         -----------
         $30,000.00

     Use of Option Fees: HR agrees to utilize such option fees paid by Company to produce Computer-based character animation for inclusion into the Company's Gina D presentations for sales and marketing purposes of the HR-developed Gina D and the Icely Bros. program.

     Portion of Larger Budget: It is acknowledged by the Company that the total Gina D and the Icely Bros. presentation production budget is estimated at $55-60,000.00, of which the $30,000.00 Option fee will be utilized by HR for development, scripting, computer rendering, and composition of the Icely Bros. Characters necessary for incorporation into the Gina D music video and studio produced segments to be produced by the company or its assignee.

4.   Reversion of rights

     All rights to the Icely Bros. shall revert in full to HR (Company will no longer be authorized to exploit such properties in any manner), at HR's sole option, in the event that:

          (a) Company does not meet the conditional financing and re-capitalization terms or HR and Company cannot jointly agree on the terms of an Employment Contract.

          (b) Payments are not fully complied with under this agreement and that of the Interim Management Services Agreement.

     In the event of such reversion, HR would forfeit all stock warrants and option fees granted under the March 27, 2001 Interim Management Services and HR Properties Option Agreements.

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5.   GUARANTEE and Termination Provisions.

     (a) Guarantee by Company; all payments outlined in section 3 shall be fully guaranteed by Company.

     (b) Termination By HR. HR has the unilateral option to terminate this agreement hereunder should Company fail to meet payment obligations on a timely basis.

     (c) Notice Of Termination. A written "notice of termination" to the Company shall communicate any termination by HR.

6.   REPRESENTATIONS AND WARRANTIES:

     (a) HR represents and warrants to Company that it has full right, power and authority to enter into this agreement, and that it is not a party to or otherwise bound by any agreement that may, in any way, restrict its right or ability to enter into this Agreement.

     (b) Company represents and warrants to HR that it has full right, power and authority to enter into this agreement. Company further represents and warrants that it currently has on hand and available the monies necessary to fund this agreement and the activities of the HR hereunder.






RAVEN MOON INTERNATIONAL, INC.              HACKER-RUMSEY



By:  /s/  Joey DiFrancesco                  By:  /s/  Donald L. Hacker
   --------------------------                  --------------------------------
          Joey DiFrancesco                            Donald L. Hacker


                                            By:  /s/  Royce Ramsey
                                               --------------------------------
Title:    President                                   Royce Rumsey
      -----------------------
Date:     4/27/01                           Date:     5/01/01
     ------------------------                    ------------------------------

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